Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-261064) of BayFirst Financial Corp. of our report dated March 30, 2022, with respect to the consolidated financial statements of BayFirst Financial Corp., included in this Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ Dixon Hughes Goodman LLP
Tampa, Florida
March 30, 2022